NEWS RELEASE for October 30, 2008 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2008

        BURLINGTON, MA (October 30, 2008) … Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the third quarter ended September 30, 2008. Revenues for the quarter ended September 30, 2008 were $24.2 million, of which $19.2 million were product revenues, $2.8 million were royalty revenues, $1.0 million were funded development revenues, and $1.25 million were other revenues. Third quarter gross margin from product revenues was 65 percent. Income before taxes for the third quarter ended September 30, 2008 was $0.9 million, which included approximately $3.5 million in litigation expenses and a $1.2 million non-cash FAS 123R stock-based compensation expense.

        The Company reported net income of $0.6 million, or $0.03 per diluted share for the third quarter of 2008 versus net income of $5.3 million, or $0.28 per diluted share for the third quarter of 2007. Non-GAAP net income for the quarter ended September 30, 2008, which includes adjustments for the non-cash FAS 123R compensation expense and non-cash taxes, resulted in $2.0 million, or $0.11 per diluted share. Non-GAAP net income for the quarter ended September 30, 2007, which includes adjustments for back-owed royalties and other revenues, cost of royalty revenues, legal expense reimbursement, non-cash FAS 123R compensation expense, interest on back-owed royalties and fees, and non-cash taxes, resulted in $5.2 million, or $0.27 per diluted share. Please refer to the financial statements included in this news release for a reconciliation of GAAP to non-GAAP results for the three and nine months ended September 30, 2008 and 2007.

        The Company’s balance sheet continues to be strong and includes $128 million in cash and cash equivalents.

        Chief Executive Officer Joseph P. Caruso commented, “We were able to achieve many of the milestones we set for ourselves this quarter even in the face of a downturn in the global economy. Total revenues were up as compared to the previous quarter with stable pricing and gross margin. During the quarter, we also started shipping our newest platform system, the Aspire with the laser lipolysis SlimLipo body sculpting system. Some of these first systems were shipped to training sites established around the world. The feedback has been excellent and we expect to benefit greatly from these sites.”

        Mr. Caruso continued, “We were also pleased with the victory of the Candela lawsuit in Texas. The jury found in our favor against Candela and also invalidated all of the claims of their patent at issue in the case. This was a very expensive suit for us and we are glad to have the costs associated with it behind us.”

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Palomar — Page 2

Use of Non-GAAP Financial Measures

        To supplement Palomar’s consolidated financial statements presented in accordance with GAAP, this news release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP income before taxes, non-GAAP provision for income taxes, non-GAAP net income, and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this news release may be different from, and therefore not comparable to, similar measures used by other companies. For more information on these non-GAAP financial measures, please see the non-GAAP data included below. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Palomar’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Palomar believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Palomar’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Palomar’s historical performance and our competitors’ operating results. Palomar believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 356-4123 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 48448084 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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Palomar — Page 3

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar — Page 4

Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product revenues	$19,223,597	$23,073,461	$56,118,901	$78,752,659
Royalty revenues	2,777,627	5,826,091	8,294,211	10,584,266
Funded product development revenues	954,907	1,585,202	1,949,944	5,434,500
Other revenues	1,250,000	894,189	3,997,625	894,189

Total revenues	24,206,131	31,378,943	70,360,681	95,665,614

Costs and expenses:
Cost of product revenues	6,764,284	7,869,200	19,689,284	26,796,166
Cost of royalty revenues	1,111,051	2,330,436	3,317,685	4,233,706
Research and development	4,219,677	4,187,559	14,153,284	12,242,994
Selling and marketing	5,946,025	5,971,960	18,371,742	18,606,577
General and administrative	5,952,934	4,360,561	17,284,595	11,655,562

Total costs and expenses	23,993,971	24,719,716	72,816,590	73,535,005

Income (loss) from operations	212,160	6,659,227	(2,455,909)	22,130,609

Interest income	798,522	1,926,745	3,058,056	4,826,121
Other (expense) income	(68,908)	--	(61,164)	500,000

Income before income taxes	941,774	8,585,972	540,983	27,456,730

Provision for income taxes	345,300	3,262,669	189,032	10,433,557

Net income	$596,474	$5,323,303	$351,951	$17,023,173

Net income per share:

Basic	$0.03	$0.29	$0.02	$0.93

Diluted	$0.03	$0.28	$0.02	$0.88

Weighted average number of shares outstanding:
Basic	18,091,419	18,348,424	18,175,772	18,271,116

Diluted	18,289,995	19,325,562	18,450,464	19,383,122

Non-GAAP data:

Income before income taxes	$941,774	$8,585,972	$540,983	$27,456,730
Royalty revenues: Back-owed royalty	--	(3,105,710)	(682,380)	(3,105,710)
Other revenues: Trade dress infringement fees	--	(894,189)	(247,625)	(894,189)
Cost of royalty revenues: Back-owed royalty	--	1,242,284	272,952	1,242,284
General and administrative: Royalty settlement
legal reimbursement	--	(227,355)	--	(227,355)
General and administrative: Investment banking
fee for international distributor agreement	--	--	1,013,899	--
FAS 123R stock-based compensation	1,238,244	180,213	5,104,337	166,240
Interest income: Interest on back-owed royalty	--	(259,166)	(52,409)	(259,166)
Other income: Expiration of standstill agreement	--	--	--	(500,000)

Non-GAAP income before income taxes	2,180,018	5,522,049	5,949,757	23,878,834

Provision for income taxes	345,300	3,262,669	189,032	10,433,557
Provision for income taxes - non-cash	(255,831)	(2,747,511)	(165,060)	(8,786,153)
Tax effect related to one-time events - cash	117,633	(183,835)	568,552	(214,674)

Non-GAAP provision for income taxes	207,102	331,323	592,524	1,432,730

Non-GAAP net income	$1,972,916	$5,190,726	$5,357,233	$22,446,104

Non-GAAP diluted net income per share	$0.11	$0.27	$0.29	$1.16

Diluted weighted average number of shares outstanding	18,289,995	19,325,562	18,450,464	19,383,122

Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$127,790,810	$90,460,350
Available-for-sale investments, at market value	--	41,910,000
Accounts receivable, net	10,939,812	16,037,475
Inventories	15,949,050	12,896,154
Deferred tax assets	5,997,259	3,811,873
Other current assets	1,005,678	1,129,300

Total current assets	161,682,609	166,245,152

Marketable securities, at market value	5,319,297	--

Property and equipment, net	1,625,256	1,250,437

Other assets	119,568	111,074

Total assets	$168,746,730	$167,606,663

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$4,346,811	$1,987,579
Accrued liabilities	8,160,158	12,606,422
Deferred revenue	5,911,994	5,789,936

Total current liabilities	18,418,963	20,383,937

Deferred taxes	2,533,220	2,533,220

Total liabilities	$20,952,183	$22,917,157

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,479,345 and 18,442,846 shares, respectively	184,794	184,429
Additional paid-in capital	205,040,113	199,988,081
Accumulated other comprehensive (loss) income	(95,421)	12,590
Accumulated deficit	(52,127,057)	(52,479,008)
Treasury stock, at cost - 331,534 and 105,000 shares, respectively	(5,207,882)	(3,016,586)

Total stockholders' equity	$147,794,547	$144,689,506

Total liabilities and stockholders' equity	$168,746,730	$167,606,663

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